Exhibit 4.9.19

INSURANCE AGREEMENT

Among

MBIA INSURANCE CORPORATION,
as Insurer,

HERTZ VEHICLE FINANCING LLC,
as Issuer,

and

BNY MIDWEST TRUST COMPANY,
as Trustee

$500,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-1

$275,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-2

$100,000,000 Series 2005-1 5.010% Rental Car Asset Backed Notes, Class A-3

$1,150,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-4

$125,000,000 Series 2005-1 5.080% Rental Car Asset Backed Notes, Class A-5

$250,000,000 Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A

Dated as of December 21,2005

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01.	Representation and Warranties of the Issuer	7
Section 2.02.	Affirmative Covenants of the Issuer	10
Section 2.03.	Negative Covenants of the Issuer	16
Section 2.04.	Representations, Warranties and Covenants of Trustee.	17

ARTICLE III
THE POLICIES; REIMBURSEMENT
Section 3.01.	Issuance of the Policies	17
Section 3.02.	Payment of Fees and Premium.	20
Section 3.03.	Reimbursement and Additional Payment Obligation.	21
Section 3.04.	Indemnification.	22
Section 3.05.	Payment Procedure	25

ARTICLE IV
FURTHER AGREEMENTS
Section 4.01.	Effective Date; Term of the Insurance Agreement	25
Section 4.02.	Obligations Absolute.	25
Section 4.03.	Assignments; Reinsurance; Third-Party Rights.	27
Section 4.04.	Liability of the Insurer	28
Section 4.05.	Parties Will Not Institute Insolvency Proceedings	28
Section 4.06.	Parties To Join in Enforcement Action	29
Section 4.07.	Further Assurances and Corrective Instruments	29
Section 4.08.	Subrogation	29

ARTICLE V
DEFAULTS; REMEDIES
Section 5.01.	Defaults	29
Section 5.02.	Remedies; No Remedy Exclusive.	30
Section 5.03.	Waivers.	31

INSURANCE AGREEMENT

This Insurance Agreement, dated as of December 21, 2005, among Hertz Vehicle Financing LLC, as the Issuer, MBIA Insurance Corporation and BNY Midwest Trust Company, as Trustee and Securities Intermediary.

Whereas, the Indenture relating to the Notes provides for, among other things, the issuance of the Notes and MBIA has issued the Policies that guarantee certain payments on the Notes; and

Whereas, the Insurer shall be paid an insurance premium pursuant to the Indenture and the details of such premium are set forth herein; and

Whereas, the Issuer has undertaken certain obligations in consideration for the Insurer’s issuance of the Policies;

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

The terms defined in this Insurance Agreement shall have the meanings provided herein for all purposes of this Insurance Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate. Unless the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture. All words used herein shall be construed to be of such gender or number as the circumstances require. This “Insurance Agreement” shall mean this Insurance Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words “herein,” “hereby,” “hereof,” “hereto,” “hereinabove” and “hereinbelow,” and words of similar import, refer to this Insurance Agreement as a whole and not to any particular paragraph, clause or other subdivision hereof, unless otherwise specifically noted. Any reference herein to any agreement or instrument shall mean such agreement or instrument as the same may, from time to time be amended, supplemented or modified in accordance with its terms.

“Acknowledgment and Consent” means each Acknowledgment and Consent dated the date hereof of each Hertz Company, HFC and of HGI.

“Agreement Relating to MBIA” means any clause or section of a Transaction Document which grants a right to, or provides for a right of, the Insurer in its capacity as an Enhancement

Provider, requires that the Insurer receive notice of a certain event, or requires the Insurer’s consent with respect to certain events.

“Assignment Agreements” shall have the meaning ascribed thereto in the Base Indenture.

“Base Indenture” means the Amended and Restated Base Indenture, dated as of December 21, between the Trustee and the Issuer.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which the Insurer is closed or (c) a day on which banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Indenture is located are authorized or obligated by law or executive order to close.

“Collateral” shall have the meaning ascribed thereto in the Base Indenture.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement dated as of December 21, 2005 among Hertz Vehicle Financing LLC, as a grantor, Hertz General Interest LLC, as a grantor, The Hertz Corporation, as Servicer and as a secured party, BNY Midwest Trust Company, as a secured party, as Trustee and as Collateral Agent.

“Collateral Agent” shall have the meaning ascribed thereto in the Base Indenture.

“Commission” means the Securities and Exchange Commission.

“Date of Issuance” means the date on which the Policies are issued as specified therein.

“Default” means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

“Event of Default” means any Event of Default specified in Section 5.01 hereof.

“Fee Letter” means the fee letter dated December 21, 2005 among the Issuer, the Trustee and the Insurer relating to the insurance premium and expenses payable to the Insurer.

“Fiscal Agent” means the Fiscal Agent, if any, designated by the Insurer pursuant to the terms of the related Policy.

“Fitch” means Fitch, Inc. and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Fitch” shall be deemed to refer to any other nationally recognized rating agency designated the Insurer.

“HFC” means Hertz Funding Corporation, a Delaware corporation, and its successors.

“HFC Nominee Agreement” means the Vehicle Title Nominee Agreement, dated as of December 21, 2005, among HFC, HVF, Hertz and the Collateral Agent, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“HGI” means Hertz General Interest LLC, a Delaware limited liability company.

“HVF Credit Facility” shall have the meaning ascribed thereto in the Base Indenture.

“HVLLC” means Hertz Vehicles LLC, a Delaware limited liability company.

“Hertz” means The Hertz Corporation, a Delaware corporation.

“Hertz Companies” means Hertz, as Lessee, as Administrator, and as Servicer, and HVLLC.

“Hertz Nominee Agreement” means the Vehicle Title Nominee Agreement, dated as of December 21, among Hertz, HVF and the Collateral Agent, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Indenture”means the Base Indenture together with the Supplement.

“Initial Purchasers” means Lehman Brothers Inc., Deutsche Bank AG, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and J.P. Morgan Securities Inc.

“Insurance Agreement” means this agreement.

“Insurer” means MBIA.

“Issuer” means Hertz Vehicle Financing LLC.

“Interest Rate Hedge Agreement” shall have the meaning ascribed to “Series 2005-1 Interest Rate Hedge” in the Supplements.

“Investment Company Act” means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended.

“Issuer Organizational Document” means the HVF LLC Agreement.

“Late Payment Rate” means, for any date of determination, the rate of interest as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2%. The Late Payment Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed. In no event shall the Late

Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Lease Agreement” means the Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement dated as of December 21, 2005 among the Lessor, as lessor, the Lessee, as lessee and the Servicer, as servicer.

“Lessee” means The Hertz Corporation in its capacity as Lessee under the Lease Agreement.

“Lessor” means Hertz Vehicle Financing LLC, in its capacity as Lessor under the Lease Agreement.

“Losses” means (i) any actual out-of-pocket loss paid by the Insurer, each of its parents, subsidiaries and affiliates, or any shareholder, director, officer, employee, agent or any “controlling person” (within the meaning of the Securities Act or the Securities Exchange Act) of the Insurer or any of the foregoing, and (ii) any actual out-of-pocket costs and expenses paid by such party, including reasonable fees and expenses of its counsel, to the extent not paid, satisfied or reimbursed from funds provided by any other Person (provided that the foregoing shall not create or imply any obligation to pursue recourse against any such other Person).

“Material Adverse Change” means, in respect of any Person, a material adverse change in (i) the business, financial condition, results of operations or properties of such Person or (ii) the ability of such Person to perform its obligations under any of the Transaction Documents.

“MBIA” means MBIA Insurance Corporation.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Insurer.

“Note Purchase Agreements” means, collectively, the Series 2005-1 Note Purchase Agreement and the Series 2005-4 Note Purchase Agreement.

“Notes” means the Series 2005-1 Notes and the Series 2005-4 Notes issued under the Supplements.

“Offering Document” means the final Offering Circular dated December 15, 2005 in respect of the Series 2005-1 Notes together with the final Supplement to Offering Circular dated December 15, 2005 in respect of the Series 2005-1 Notes.

“Opinion Facts and Assumptions” means the facts and assumptions contained in the opinions addressing bankruptcy and insolvency matters dated on or about the Date of Issuance of Cravath, Swaine & Moore LLP insofar as they relate to the Issuer.

“Owners” means the registered holders of Notes.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, limited liability company, partnership or other organization or entity (whether governmental or private).

“Policies” means, collectively, the Series 2005-1 Policy and the Series 2005-4 Policy.

“Premium” means the premium due to the Insurer in accordance with Section 3.02 hereof.

“Purchase Agreement” means the Amended and Restated Participation, Purchase and Sale Agreement dated as of December 21, 2005 among The Hertz Corporation, Hertz General Interest LLC and Hertz Vehicle Financing LLC.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto, and, if such division shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by the Insurer.

“Securities Act” means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Series 2005-1 Note Purchase Agreement” means the Purchase Agreement dated as of December 21, 2005 among the Issuer and the Initial Purchasers, related to the Series 2005-1 Notes.

“Series 2005-1 Policy” means the note guaranty insurance policy number 47437, issued by MBIA, guaranteeing certain payments on the Series 2005-1 Notes.

“Series 2005-1 Supplement” means the Series 2005-1 Supplement between the Trustee and the Issuer relating to the 3 year, 4 year and 5 year $2,150,000,000 Hertz Vehicle Financing LLC Series 2005-1 Rental Car Asset Backed Notes and Floating Rental Car Asset Backed Notes

“Series 2005-4 Note Purchase Agreement” means the Purchase Agreement dated as of December 21, 2005 among the Issuer and the Initial Purchasers, related to the Series 2005-4 Notes.

“Series 2005-4 Policy” means the note guaranty insurance policy number 47444, issued by MBIA, guaranteeing certain payments on the Series 2005-4 Notes.

“Series 2005-4 Supplement” means the Series 2005-4 Supplement between the Trustee and the Issuer relating to the 3 year, 4 year and 5 year $250,000,000 Hertz Vehicle Financing LLC Series 2005-4 Variable Funding Rental Car Asset Backed Notes and Floating Rental Car Asset Backed Notes.

“Servicer” means The Hertz Corporation in its capacity as Servicer under the Lease and the Collateral Agency Agreement.

“Supplement” or “Supplements” means, collectively, the Series 2005-1 Supplement and the Series 2005-4 Supplement.

“Term of the Insurance Agreement” shall be determined as provided in Section 4.01 hereof.

“Transaction” means the transactions contemplated by the Transaction Documents, including the transactions described in the Offering Document.

“Transaction Documents” means this Insurance Agreement, the Fee Letter, the Lease Agreement, the Indenture, the Notes, the Note Purchase Agreements, the Assignment Agreements, the Administration Agreement, the Collateral Agency Agreement, the HVF Credit Facility, the Nominee Agreement, the Hertz Nominee Agreement, the HFC Nominee Agreement, the Indemnification Agreement, the Purchase Agreement, any Interest Rate Hedge Agreement, any Series 2005-1 Letter of Credit, the Issuer Organizational Document and each Acknowledgment and Consent, as said documents may be amended, supplemented, restated or otherwise modified from time to time in accordance with their respective terms.

“Trustee” means BNY Midwest Trust Company, as trustee and securities intermediary under the Indenture, and any successor to the Trustee under the Indenture.

“Trust Indenture Act” means the Trust Indenture Act of 1939, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Nominee Agreement” means the Amended and Restated Vehicle Title Nominee Agreement dated as of September 18, 2002 among Hertz Vehicles LLC, Hertz Vehicle Financing LLC, Hertz General Interest LLC and BNY Midwest Trust Company, as Collateral Agent.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01.  Representation and Warranties of the Issuer. The Issuer represents and warrants as of the Date of Issuance and covenants as follows:

(a)           Due Organization and Qualification. The Issuer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. The Issuer is duly qualified to do business, is in good standing and has obtained all licenses, permits, charters, registrations and approvals (together, “approvals”) necessary for the conduct of its business as currently conducted and as described in the Offering Document and necessary for the performance of its obligations under the Transaction Documents, in each jurisdiction in which the failure to be so qualified or to obtain such approvals would render any Transaction Document unenforceable in any respect or would have a material adverse effect upon the Transaction.

(b)           Power and Authority. The Issuer has all necessary power and authority to conduct its business as currently conducted and as described in the Offering Document and to execute, deliver and perform its obligations under the Transaction Documents.

(c)           Due Authorization. The execution, delivery and performance by the Issuer of the Transaction Documents to which it is a party have been duly authorized by all necessary action and do not require any additional approval or consent, or other action by or any notice to or filing with any Person, including, without limitation, any governmental entity or the Issuer’s members, as the case may be, (i) which has not previously been obtained or given, or (ii) the absence of which is reasonably likely to result in a Material Adverse Change with respect to the Issuer.

(d)           Noncontravention. Neither the execution and delivery of the Transaction Documents by the Issuer, the consummation by the Issuer of the transactions contemplated thereby nor the satisfaction by the Issuer of the terms and conditions of the Transaction Documents:

(i)            conflicts with or results in any material breach or violation of any provision of the Issuer Organizational Document or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Issuer or any of its material properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over the Issuer;

(ii)           constitutes a default by the Issuer under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which the Issuer is a party or by which any of its properties is or may be bound or affected, which is individually or in the aggregate material to the Issuer; or

(iii)          results in or requires the creation of any lien upon or in respect of any assets of the Issuer, except as permitted by the Transaction Documents.

(e)           Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting the Issuer or any properties or rights of the Issuer or any of its subsidiaries, pending or, to the Issuer’s knowledge after reasonable inquiry, threatened, which, in any case, could reasonably be expected to result in a Material Adverse Change with respect to the Issuer.

(f)            Valid and Binding Obligations. The Notes, when executed, authenticated and issued in accordance with the Indenture, and the Transaction Documents to which the Issuer is a party (other than the Notes), when executed and delivered by the Issuer, will constitute the legal, valid and binding obligations of the Issuer, as applicable, enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles and public policy considerations as to rights of indemnification for violations of federal securities laws.

(g)           Compliance With Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Issuer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to it that, if enforced, could reasonably be expected to result in a Material Adverse Change with respect to the Issuer.

(h)           Taxes. The Issuer has filed prior to the date hereof all federal and state tax returns that are required to be filed by it and paid all taxes, including any assessments received by it, that are not being contested in good faith, to the extent that such taxes have become due, except for any failures to file or pay that, individually or in the aggregate, would not result in a Material Adverse Change with respect to the Issuer.

(i)            Accuracy of Information. Neither the Transaction Documents, nor any other written information relating to the operations or the financial condition of the Issuer (collectively, the “Documents”), as amended, supplemented or superseded, furnished to the Insurer, taken as a whole, contain any statement of a material fact which was untrue or misleading in any material adverse respect when made. The Issuer has no knowledge of circumstances that could reasonably be expected to cause a Material Adverse Change with respect to the Issuer. Since the furnishing of the Documents, there has been no change nor any development or event involving a prospective change known to the Issuer that would render the Documents, taken as a whole, untrue or misleading in a material respect other than as disclosed to the Insurer after the furnishing of the Documents.

(j)            Compliance With Securities Laws. The offer and sale of the Notes comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Offering Document does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the information in Offering Document set forth under the heading “DESCRIPTION OF CREDIT ENHANCEMENT—The Policy and the Insurer” or the consolidated financial statements of the Insurer incorporated by reference in the Offering Document. The Issuer is not required to be registered as an “investment company” under the Investment Company Act.

(k)           Transaction Documents. Each of the representations and warranties of the Issuer contained in the Transaction Documents is true and correct in all material respects, and the Issuer hereby makes each such representation and warranty to, and for the benefit of, the Insurer as if the same were set forth in full herein. The Issuer is in compliance in all material respects with, and the issuance of the Notes is in compliance with, all provisions of the Transaction Documents to which the Issuer is a party or by which the Issuer is bound.

(l)            Solvency. The Issuer is solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, the Issuer will be solvent. As used in this paragraph, the term “solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Issuer is not less than the total amount required to pay the probable liabilities of the Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) the Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) the Issuer is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Issuer is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any of the Hertz Companies, the Issuer or any of their assets.

(m)          Opinion Facts and Assumptions. The Opinion Facts and Assumptions insofar as they relate to the Issuer are true and correct as of the Date of Issuance.

(n)           No Default. No Default or Event of Default has occurred or would result from the issuance of the Notes.

(o)           Enhancement Agreement. This Insurance Agreement is an “Enhancement Agreement” and a “Related Document” under the Indenture.

(p)           HVF Credit Facility. The HVF Credit Facility is not secured by any assets of the Issuer.

Section 2.02.  Affirmative Covenants of the Issuer. The Issuer hereby agrees that during the Term of this Insurance Agreement unless the Insurer shall otherwise expressly consent in writing:

(a)           Compliance With Agreements and Applicable Laws. The Issuer shall comply with its obligations under this Insurance Agreement, the Supplements and the other Transaction Documents. The Issuer shall comply in all material respects with all requirements of any law, rule or regulation applicable to it.

(b)           Existence. The Issuer shall maintain its existence and shall at all times continue to be duly organized under the laws of its respective jurisdiction of organization and duly qualified and duly authorized (as described in subsections 2.01(a), (b) and (c) hereof) and shall operate and conduct its business in accordance with the terms of the Issuer Organizational Document and the Opinion Facts and Assumptions.

(c)           Financial Statements; Accountants’ Reports; Other Information. The Issuer shall keep or cause to be kept in reasonable detail books and records of account of its assets and business, including, but not limited to, books and records relating to the Transaction. The Issuer shall furnish to the Insurer:

(i)            Initial and Continuing Reports. The Issuer shall deliver to the Insurer not later than 5:00 p.m., New York City time, (A) on the day that is four Business Days prior to each Payment Date the Monthly Servicing Certificate required by Section 4.1(c) of the Base Indenture and the Monthly Noteholders’ Statement required by Section 4.1(d) of the Base Indenture and (B) on or before each Payment Date the Monthly Collateral Certificate required by Section 4.1(e) of the Base Indenture. Upon the request of the Insurer, the Issuer shall deliver to the Insurer within one Business Day of its request, copies of any Daily Collection Report required by Section 4.1(a) of the Base Indenture.

(ii)           Other Information. Promptly upon receipt thereof, copies of all schedules, financial statements or other similar reports, notices, opinions, certificates, or other items delivered to or by the Issuer or the Trustee pursuant to the terms of the Transaction Documents (including copies of each item required to be delivered to the Trustee and the Rating Agencies pursuant to Sections 4.1(f), and (h) and Section 8.2 of the Base Indenture) and, promptly upon request, such other data as the Insurer may reasonably request with respect to the Notes.

(d)           Compliance Certificate. The Issuer shall deliver to the Insurer, quarterly on the Payment Date in each March, June, September, and December beginning in March 2006 one or more certificates addressed to the Insurer and signed by an officer of the Issuer authorized to execute such certificates on behalf of the Issuer containing the certifications required by Section 4.1(f) of the Base Indenture and stating that:

(i)            the ratings assigned by the Rating Agencies in respect of any outstanding series of notes have not been withdrawn or downgraded since the date of the related Series Supplement,

(ii)           no Rating Agency has determined that the amount of Enhancement for any outstanding series of notes must be increased in order to maintain the then current rating of such Series or, if any Rating Agency has made such a determination, the amount of additional Enhancement that would be required in order to maintain such current rating,

(iii)          no change in the Manufacturer Program of any Manufacturer in respect of any new model year shall have given rise to any request known to the Issuer on the part of any Rating Agency that any modification be made to any Transaction Document, and

(iv)          the Issuer has apprised the Rating Agencies and the Insurer of all material changes in the Manufacturer Programs known to the Issuer occurring since the date of this Insurance Agreement.

(e)           Access to Records; Discussions With Officers and Accountants. The Issuer shall, upon the reasonable request of the Insurer and as often as the Insurer may reasonably request (but, prior to the occurrence of a Potential Amortization Event or an Amortization Event, not more than twice in any year), permit the Insurer or its authorized agents:

(i)            to inspect the properties, books and records of the Issuer as they may relate to the Notes, the obligations of the Hertz Companies under the Transaction Documents, and the Transaction;

(ii)           to discuss the affairs, finances and accounts of the Issuer with the chief operating officer, the chief financial officer or other relevant officers of the Issuer; and

(iii)          to discuss in the presence of the Issuer the affairs, finances and accounts of the Issuer with the Issuer’s independent accountants.

Such inspections and discussions shall be conducted during normal business hours and upon reasonable notice. The books and records of the Issuer will be maintained at the address of the Issuer designated herein for receipt of notices, unless it shall otherwise advise the parties hereto in writing. After the occurrence of an Amortization Event, the costs of such inspections with the Issuer or of similar inspections with any Hertz Company or with HGI provided for in the Transaction Documents shall be at the expense of the Issuer and included in the Reimbursable Amounts.

(f)            Notice of Material Events. The Issuer shall promptly inform the Insurer in writing of the occurrence of any of the following to the extent any of the following relate to it or, if related to a Hertz Company, insofar as such occurrences are actually known to the Issuer:

(i)            the submission of any claim or the initiation or threat of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against any Hertz Company or the Issuer that would result in a Material Adverse Change with respect to any Hertz Company or the Issuer, or the promulgation of any proceeding or any proposed or final rule which would result in a Material Adverse Change with respect to any Hertz Company or the Issuer,

(ii)           the submission of any claim or the initiation or threat of any legal process, litigation or administrative or judicial investigation in any federal, state or local court or before any arbitration board, or any such proceeding threatened by any government agency, which, if adversely determined, would have a material adverse effect on the Issuer, the Owners or the Insurer.

(iii)          any change in the location of any Hertz Company’s or the Issuer’s principal offices or any change in the location of any Hertz Company’s or the Issuer’s books and records;

(iv)          the issuance of a new series of notes pursuant to the Base Indenture;

(v)           the replacement, resignation or removal (or proposed replacement, resignation or removal) of the Trustee or the Collateral Agent;

(vi)          any act, situation or occurrence as to which the Rating Agency Condition is sought or required to be satisfied by the Issuer with respect to the Notes;

(vii)         the occurrence of any Default or Event of Default or of any Material Adverse Change with respect to any Hertz Company;

(viii)        the commencement of any proceedings by or against any Hertz Company or the Issuer under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been appointed or requested for any Hertz Company or the Issuer or any of their or its assets;

(ix)           the receipt of notice that (A) any Hertz Company or the Issuer is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of any Hertz Company’s or the Issuer’s business is to be suspended or revoked, or (C) any Hertz Company or the Issuer is required by any governmental authority to cease and desist any practice, procedure or policy employed by such Hertz Company or the Issuer in the conduct of its business, and such cessation would result in a Material Adverse Change with respect to such Hertz Company or the Issuer; or

(x)            the occurrence of an event that results in amounts due under Hertz’s Senior Credit Facilities becoming immediately due and payable whether or not the event that been waived by the lenders under such facilities.

(g)           Financing Statements and Further Assurances. The Issuer will file or cause to be filed all financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Trustee on behalf of the Owners and the Insurer in the Indenture Collateral and the interest of the Collateral Agent in the Vehicle Collateral. The Issuer agrees to cooperate with S&P, Moody’s and Fitch in connection with any review of the Transaction that may be undertaken by S&P, Moody’s or Fitch after the date hereof and to provide all information reasonably requested by S&P, Moody’s or Fitch.

(h)           Maintenance of Licenses. The Issuer shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

(i)            Redemption of Notes. The Issuer shall instruct the Trustee, upon redemption of the Notes pursuant to the Indenture, to furnish to the Insurer a notice of such redemption and, upon a redemption or other payment of all of the Notes to surrender the Policies to MBIA for cancellation.

(j)            Disclosure Document. Each Offering Document delivered with respect to the Notes shall clearly disclose that neither Policy is not covered by the property/casualty insurance security fund specified in Article 76 of the New York Insurance Law.

(k)           Third Party Beneficiary. The Issuer and the Trustee agree that the Insurer shall have all rights of a third party beneficiary of, and pursuant to, the Supplements. The Issuer hereby agrees the Insurer shall have all rights of a third-party beneficiary of, and pursuant to, each Agreement Relating to MBIA of the Issuer in any of the Transaction Documents. Each Agreement Relating to MBIA of the Issuer in the Transaction Documents shall be performed by the Issuer in accordance with the terms of the Transaction Documents for the benefit of the Insurer.

(l)            Maintenance of Interest. On or before each March 31 beginning in 2006, the Issuer shall provide to the Insurer, without any additional request by the Insurer, the Opinion of Counsel referenced in Section 8.11(d) of the Base Indenture. On or before each March 31 beginning in 2006, so long as any of the Notes are outstanding, the Issuer shall furnish to the Insurer and the Trustee an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, rerecording and refiling of any financing statements and continuation statements as is necessary to maintain the interest of the Trustee and the interest of the Collateral Agent in the Collateral and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such interests. Such Opinion of Counsel shall also describe the recording, filing, rerecording and refiling of any financing statements and continuation statements that will be required to maintain the interest of the Trustee in the Indenture Collateral and the interest of the Collateral Agent in the Vehicle Collateral until the date such next Opinion of Counsel is due.

(m)          Closing Documents. The Issuer shall provide or cause to be provided to the Insurer a copy of each document executed in connection with the Transaction within 30 days after the Date of Issuance. Promptly following the execution of any Transaction Document or amendment thereto, the Issuer shall provide to the Insurer a copy thereof.

(n)           Indemnification. The Issuer hereby agrees to indemnify and hold harmless the Insurer (including its directors, officers, employees and agents) from and against any and all losses, liabilities (including liabilities for penalties), claims, demands, actions, suits, judgments, reasonable out-of-pocket costs and expenses arising out of or resulting from the assignment granted by the Indenture or by the Collateral Agency Agreement or any Assignment Agreement, whether arising by virtue of any act or omission on the part of the Issuer or otherwise, including, without limitation, the reasonable out-of-pocket costs, expenses and disbursements (including reasonable attorneys’ fees and expenses) incurred by the Insurer in enforcing the Indenture or preserving any of its rights to, or realizing upon, any of the Collateral; provided, however, the foregoing indemnification shall not extend to any action by the Insurer which constitutes gross negligence or willful misconduct by the Insurer or any other indemnified person related to the Insurer hereunder or under the Indenture. This indemnification shall survive the termination of this Insurance Agreement, the Indenture, the 2005-1 Series Supplement, the 2005-4 Series Supplement, the Collateral Agency Agreement or any Assignment Agreement.

(o)           Certificates of Title Audits. Within thirty (30) days after receipt by the Issuer of each report described in either Section 4.1(h) of the Base Indenture or in clause (ii) of the next sentence, Hertz and the Issuer will provide to the Insurer written notice of how each exception identified in such report is being resolved, whether by correcting the Certificate of Title, transferring an affected HVF Vehicle or otherwise. If the number of exceptions cited in any report delivered pursuant to Section 4.1(h) of the Base Indenture exceeds five percent (5%) of the vehicle records sampled in such report, then Hertz and the Issuer will (i) provide to the Insurer within thirty (30) days a written explanation of the causes of such exceptions and what measures have been taken or are proposed to be taken to resolve such causes and (ii) cause an additional verification of title to be conducted and delivered in the manner described in Section 4.1(h) of the Base Indenture prior to the next May 30, provided that neither Hertz nor the Issuer will be required to do another title audit if the exception rate in excess of 5% is due to Hertz and the Issuer having failed to receive the Certificate of Title, and such failure is cured prior to the next November 30. An exception will be determined to exist if the Certificate of Title (or, if a Certificate of Title has not been received, the registration card, application receipt or title inquiry report therefor) does not correctly list HVLLC as owner and the Collateral Agent as first lienholder (an exception may include the existence of an Initial Hertz Vehicle, a Kansas Vehicle or a Service Vehicle).

(p)           Hertz Senior Credit Facilities Compliance Reporting. The Issuer shall cause Hertz to provide to the Insurer written periodic compliance reports as such reports are prepared and delivered to the banks under the credit agreements for the Hertz’s Senior Credit Facilities.

Section 2.03.  Negative Covenants of the Issuer. The Issuer hereby agrees that during the Term of the Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

(a)           Impairment of Rights. The Issuer shall not take any action if such action may reasonably be expected to interfere in any material respect with the enforcement of any rights of the Insurer under or with respect to the Transaction Documents. The Issuer shall give the Insurer written notice of any such action on the earlier of: the date upon which any publicly available filing or release is made with respect to such action or promptly prior to the date of consummation of such action.

(b)           Waiver, Amendments, Etc. The Issuer shall not waive, modify or amend, or consent to any waiver, modification or amendment of, any of the terms, provisions or conditions of or assign any of its rights, duties or obligations under the Transaction Documents except in accordance with the terms thereof. The Issuer shall promptly provide the Insurer with written notice of any such waiver, modification or amendment. The Issuer shall not, without the consent of the Insurer, amend, supplement, waive or otherwise modify any provision of the Supplements, such consent not to be unreasonably withheld or delayed. The Issuer will not enter into any amendment to the Indemnification Agreement unless the Rating Agency Condition with respect to the Notes (without giving effect to either Policy) shall have been satisfied with respect thereto. The Issuer will not enter into any amendment to the HVF Credit Facility unless the Rating Agency Condition with respect to the Notes (without giving effect to either Policy) shall have been satisfied with respect thereto. The Issuer shall not enter into any assignment of the Administration Agreement unless the Rating

Agency Condition with respect to the Notes (without giving effect to either Policy) shall have been satisfied with respect thereto.

(c)           Use of Insurer’s Name. The Issuer agrees not to use or permit any of its Affiliates to use the Insurer’s name (other than to indicate that the Notes are insured by the Insurer) or any information as to the details of the Transaction in any public document (other than a Securities Act or Exchange Act filing) including, without limitation, a press release or presentation, announcement or forum without the Insurer’s prior consent, such consent not to be unreasonably withheld or delayed. In the event that the Issuer or any of its Affiliates is advised by counsel that such party has a legal obligation to disclose the Insurer’s name in any press release, public announcement or other public document (other than a Securities Act or Exchange Act filing), such party shall provide the Insurer with at least three business days prior written notice of such party’s intent to use the Insurer’s name together with a copy of the proposed use of the Insurer’s name and of any description of a transaction with the Insurer and shall obtain the Insurer’s prior consent as to the form and substance of the proposed use of the Insurer’s name and any such description, such consent not to be unreasonably withheld or delayed.

(d)           HVF Credit Facility. The Issuer shall not grant or permit to exist any Lien on its assets to secure the HVF Credit Facility.

Section 2.04.  Representations, Warranties and Covenants of Trustee.

(a)           Representations and Warranties. As of the Date of Issuance, each of the representations and warranties of the Trustee set forth in the Transaction Documents are true and correct in all material respects and the Trustee makes each such representation and warranty to, and for the benefit of, the Insurer as if the same were set forth in full herein.

(b)           Compliance and Amendments. The Trustee shall comply in all material respects with the terms and conditions of the Transaction Documents to which it is a party and the Trustee shall not agree to any amendment to or modification of the terms of any of the Transaction Documents except in accordance with the terms thereof and of the Base Indenture.

ARTICLE III

THE POLICIES; REIMBURSEMENT

Section 3.01.  Issuance of the Policies. The Insurer agrees to issue the Policies on the Closing Date subject to satisfaction of the conditions precedent set forth below:

(a)           Payment of Initial Premium and Expenses. The Insurer shall have been paid, by the Issuer, that portion of a nonrefundable Premium payable on the Closing Date and the Issuer shall agree to reimburse or pay directly other fees and expenses identified in Section 3.02 as then payable to or in respect of the Insurer.

(b)           Transaction Documents. The Insurer shall have received a copy of each of the Transaction Documents, in form and substance satisfactory to it and its counsel, duly authorized, executed and delivered by each party thereto.

(c)           Certified Documents and Resolutions. The Insurer shall have received a copy of (i) the certificate of incorporation and bylaws, limited partnership agreement, or limited liability company agreement of each of the Hertz Companies and the Issuer and (ii) the resolutions of each of the governing boards of each of the Hertz Companies and the Issuer authorizing the issuance of the Notes and the execution, delivery and performance by the Hertz Companies and the Issuer of the Transaction Documents and the transactions contemplated thereby, as applicable to it, certified by the Secretary or an Assistant Secretary of such Hertz Company or the Issuer, as applicable (which certificate shall state that such certificate of incorporation, agreements, bylaws and resolutions are in full force and effect without modification on the Date of Issuance).

(d)           Incumbency Certificate. The Insurer shall have received a certificate of the Secretary or an Assistant Secretary of each of the Hertz Companies and the Issuer certifying the names and signatures of the officers of each of the Hertz Companies and the Issuer authorized to execute and deliver the Transaction Documents and that shareholder or member, as applicable, consent to the execution and delivery of such documents is not necessary or has been obtained.

(e)           Representations and Warranties; Certificate. The representations and warranties of each of the Hertz Companies and the Issuer set forth or incorporated by reference in the Transaction Documents shall be true and correct in all material respects as of the Date of Issuance as if made on the Date of Issuance and the Insurer shall have received a certificate of an appropriate officer of each of the Hertz Companies and the Issuer to that effect.

(f)            Opinions of Counsel.

(i)            The law firm of Cravath, Swaine & Moore LLP shall have issued its favorable opinion, in form and substance acceptable to the Insurer and its counsel, regarding the validity and enforceability of the Transaction Documents against the Hertz Companies, HFC and HGI.

(ii)           The law firm of Cravath, Swaine & Moore LLP shall have furnished its opinions, in form and substance acceptable to the Insurer and its counsel, regarding certain bankruptcy and insolvency matters, the characterization of the Lease as a “true lease” for bankruptcy purposes and the tax treatment of payments on the Notes under federal and state tax laws.

(iii)          The law firm of Richards, Layton & Finger shall have issued its favorable opinion, in form and substance acceptable to the Insurer and its counsel, regarding the priority and perfection of security interests and certain bankruptcy and insolvency matters.

(iv)          Internal counsel to each of the Hertz Companies, HFC and HGI shall have issued favorable opinions, in form and substance acceptable to the Insurer and its counsel, regarding the corporate or limited liability company existence and authority of each of the Hertz Companies, HFC and HGI, respectively.

(v)           The Insurer shall have received such other opinions of counsel, in form and substance acceptable to it and its counsel, addressing such other matters as the Insurer may reasonably request.

(g)           No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction Documents or the consummation of the Transaction.

(h)           Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof.

(i)            Satisfaction of Conditions of the Note Purchase Agreements. All conditions in the Note Purchase Agreements shall have been satisfied.

(j)            Issuance of Ratings. The Insurer shall have received confirmation that the risk secured by its Policies is an investment grade risk rated at least BBB by S&P and at least Baa2 by Moody’s. MBIA shall have received confirmation that the risk secured by Policy Number 43613 relating to the Issuer’s Series 2004-1 Rental Car Asset Backed Notes is an investment grade risk rated at least BBB- by S&P and at least Baa3 by Moody’s or, if not so rated by either S&P or Moody’s, at least $25.125 million additional enhancement shall have been provided for the Issuer’s Series 2004-1 Rental Car Asset Backed Notes.

(k)           No Default. No Default or Event of Default shall have occurred and be continuing.

(l)            Additional Items. The Insurer shall have received such other documents, instruments, approvals or opinions reasonably requested by the Insurer as may be reasonably necessary to effect the Transaction, including, but not limited to, evidence satisfactory to the Insurer that the conditions precedent, if any, in the Transaction Documents have been satisfied.

(m)          Note Purchase Agreements. The Insurer shall have received copies of each of the documents required to be delivered to the Initial Purchasers pursuant to the Note Purchase Agreements.

(n)           Conform to Documents. The Insurer and its counsel shall have determined that all instruments to be furnished to the Trustee in connection with the Notes conform to the requirements of the Indenture.

(o)           Acknowledgment and Consent. The Insurer shall have received from each Hertz Company and HGI an Acknowledgment and Consent consenting to the terms hereof substantially in the form attached hereto as Exhibit A, B, C or D, as applicable.

Section 3.02.  Payment of Fees and Premium.

(a)           Legal and Accounting Fees. The Issuer shall pay or cause to be paid, within ten (10) business days of the Date of Issuance, reasonable legal fees and disbursements incurred by the Insurer in connection with the issuance of the Policies and any reasonable fees of the Insurer’s auditors in accordance with the terms of the Fee Letter. Any reasonable fees of the Insurer’s auditors or attorneys payable in respect of any amendment or supplement to the Offering Document or any other Offering Document incurred after the Date of Issuance shall be paid by the Issuer within ten (10) business days of the Issuer’s receipt of a written invoice or request for payment of such amounts. The Insurer shall, upon written request, furnish to the Issuer a written estimate of the anticipated fees for such auditors and attorneys.

(b)           Premium. In consideration of the issuance by the Insurer of the Policies, the Insurer shall be entitled to receive the Premium as and when due in accordance with the terms of the Fee Letter (i) in the case of Premium due on or before the Date of Issuance, directly from the Issuer and (ii) in the case of Premium due after the Date of Issuance, first, pursuant to the Indenture, and second, to the extent the amounts in subclause first are not sufficient, directly from the Issuer. The Premium paid hereunder or under the Indenture shall be nonrefundable without regard to whether the Insurer makes any payment under the Policies or any other circumstances relating to the Notes or provision being made for payment of the Notes prior to maturity. The Issuer and the Trustee (with respect to the Trustee, to the extent the Trustee is paying the premium on behalf of the Issuer in accordance with either Indenture) shall make all payments of Premium to be made by them by wire transfer to an account designated from time to time by the Insurer by written notice to the Issuer and the Trustee.

Section 3.03.  Reimbursement and Additional Payment Obligation.

(a)           In accordance with the priorities established in Article II of the Supplements, the Insurer shall be entitled to reimbursement for any payment made by it under the Policies, which reimbursement shall be due and payable on the date that any amount is paid pursuant to a Notice (as defined in the relevant Policy), in an amount equal to the amount so paid and all amounts previously paid that remain unreimbursed.

(b)           The Issuer agrees to pay to the Insurer as follows: any and all charges, fees, costs and expenses that the Insurer may reasonably pay or incur, including, but not limited to, attorneys’ and accountants’ fees and expenses, in connection with

(i)            the enforcement, defense or preservation of any rights in respect of any of the Transaction Documents, including, without limitation, defending, monitoring or participating in any litigation or proceeding (including any insolvency or bankruptcy proceeding in respect of any Transaction participant or any affiliate thereof) relating to any of the Transaction Documents, any party to any of the Transaction Documents, in its capacity as such a party, or the Transaction,

(ii)           any action, proceeding or investigation affecting the Issuer, the Issuer’s assets, the Collateral or the rights or obligations of the Insurer under the Transaction Documents, including, without limitation, any judgment or settlement entered into affecting the Insurer or the Insurer’s interests,

(iii)          any consent, amendment, waiver or other action with respect to, or related to, any Transaction Document, whether or not executed or completed or

(iv)          any occurrence of any Default under this Agreement (“Reimbursable Amounts”).

Notwithstanding anything to the contrary in any Section of this Insurance Agreement, to the extent a dispute, action, proceeding or investigation is between the Insurer and

HGI, HFC , the Issuer or a Hertz Company and HGI, HFC , the Issuer or the applicable Hertz Company prevails (as determined by a court of competent jurisdiction) in such dispute, action, proceeding or investigation, each party to such a dispute, action, proceeding or investigation shall pay its own fees, costs and expenses related thereto. Reimbursable Amounts due to the Insurer shall bear interest as provided in subclause (e) of this Section 3.03. In the event that the Issuer fails to pay the Insurer any Reimbursable Amounts, the Insurer shall be entitled to reimbursement of such amount together with interest thereon as part of the Insurer Reimbursement Amounts. The Insurer reserves the right to charge a fee as a condition to executing any material waiver, consent or amendment proposed in respect of any of the Transaction Documents.

(c)           The Issuer agrees to pay to the Insurer as follows: any payments made by the Insurer on behalf of, or advanced to, any of the Hertz Companies or the Issuer, respectively, in connection with the Notes or any other Transaction Documents, if such payment was made by the Insurer in order to avoid a claim on the related Policy which was reasonably likely, including, without limitation, any amounts payable by any of the Hertz Companies pursuant to the Notes or any other Transaction Documents.

(d)           Following termination of the Indenture pursuant to Section 11.1(b) of the Base Indenture or Section 6.13 of the relevant Supplement, the Issuer agrees to reimburse the Insurer for any Insured Payments required to be made pursuant to the related Policy subsequent to the date of such termination.

(e)           The Issuer agrees to pay to the Insurer as follows: interest on any and all amounts described in subclauses (a), (b), (c) and (d) of this Section 3.03 (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) and any and all amounts described in Section 3.02 from the date due until payment thereof in full (after as well as before judgment), in each case, payable to the Insurer at the Late Payment Rate per annum. Any amount described in clauses (b), (c), (d) or (e) of this Section 3.03 shall be due ten (10) business days after demand therefor.

Section 3.04.  Indemnification.

(a)           In addition to any and all rights of indemnification or any other rights of the Insurer pursuant hereto or under law or equity or under any Transaction Document, the Issuer agrees to pay, and to protect, indemnify and save harmless, the Insurer, each of its parents, subsidiaries and affiliates and any officer, director, shareholder, employee or agent of any of the foregoing, and each person who controls the Insurer or any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act from and against any and all Losses whatsoever paid by the Insurer or other indemnified person of any nature arising out of or by reason of:

(i)            any untrue statement or alleged untrue statement of a material fact contained in the Offering Document or in any amendment or supplement thereto or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information set forth in the Offering Document under the caption (A) ”DESCRIPTION OF CREDIT ENHANCEMENT—The Policies and the Insurer,” or (B) in the financial statements of the Insurer, including any information in any amendment or supplement to the Offering Document furnished by the Insurer in writing expressly for use therein that amends or supplements such information;

(ii)           to the extent not covered by clause (i) above, any act or omission of the Issuer in connection with the offering, issuance, sale or delivery of the Notes other than by reason of false or misleading information provided by the Insurer in writing for inclusion in the Offering Document as specified in clause (i) above or the allegation thereof or by reason of the Insurer’s gross negligence or willful misconduct;

(b)           In addition to any and all rights of indemnification or any other rights of the Insurer pursuant hereto or under law or equity or under any Transaction Document, the Issuer agrees to pay, and to protect, indemnify and save harmless, the Insurer and its officers, directors, shareholders, employees, agents, and each person, if any, who controls the Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever paid by the Insurer or other indemnified person of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of

(i)            the misfeasance or malfeasance of, or negligence or theft committed by, any director, officer, employee or agent of the Issuer;

(ii)           the violation by the Issuer of any federal or state securities, banking or antitrust laws, rules or regulations in connection with the issuance,

offer and sale of the Notes or the transactions contemplated by the Transaction Documents;

(iii)          the breach by the Issuer of any of its obligations under this Agreement or any of the Transaction Documents; and

(iv)          the breach by the Issuer of any representation or warranty on the part of the Issuer contained in the Transaction Documents or in any certificate or report furnished or delivered to the Insurer thereunder; provided, however, that any such indemnified amounts arising for the account of an indemnified person shall not include amounts to the extent caused by such person’s own gross negligence or willful misconduct.

(c)           Any party which proposes to assert the right to be indemnified under this Section 3.04 will promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made under this Section 3.04, notify the Issuer of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In case any action, suit or proceeding shall be brought against any indemnified party and it shall notify the Issuer of the commencement thereof, the Issuer shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the Issuer to such indemnified party of its election so to assume the defense thereof, the Issuer shall not be liable to such indemnified party for any legal expenses other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action the defense of which is assumed by the Issuer in accordance with the terms of this subsection (c), but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party at the Issuer’s expense has been authorized in writing by the Issuer, (ii) the Issuer has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action or (iii) the named parties to any such action include the Issuer on the one hand and, on the other hand, the indemnified party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case if such indemnified party notifies the Issuer in writing that it elects to employ separate counsel at the expense of the Issuer, the Issuer shall not have the right to assume the defense of such action or proceeding on such indemnified party’s behalf), in each of which cases the reasonable fees and expenses of counsel (including one local counsel for all indemnified parties in any action or group of related actions) to the indemnified party will be at the expense of the Issuer, and all such fees and expenses will be reimbursed promptly as they are incurred. The Issuer shall not under any circumstances be liable for any settlement of any action or claim effected without its prior written consent.

(d)           This indemnity provision shall survive the termination of this Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

Section 3.05.  Payment Procedure. In the event of any payment by the Insurer, the Trustee and the Issuer agree to accept the vouchers or other evidence of payment in accordance with this Insurance Agreement and properly approved by the Insurer as prima facie evidence of the propriety thereof and the liability therefor to the Insurer. All payments to be made to the Insurer under this Insurance Agreement shall be made to the Insurer in lawful currency of the United States of America in immediately available funds at the notice address for the Insurer as specified in the Indenture on the date when due or as the Insurer shall otherwise direct by written notice to the other parties hereto. In the event that the date of any payment to the Insurer or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date. Payments to be made to the Insurer under this Insurance Agreement shall bear interest at the Late Payment Rate from the date fifteen days after demand is made therefore to the date paid.

ARTICLE IV

FURTHER AGREEMENTS

Section 4.01.  Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Date of Issuance and shall remain in effect until the later of (a) such time as the Insurer is no longer subject to a claim under the Policies and the Policies shall have been surrendered to the Insurer for cancellation and (b) all amounts payable to the Insurer by the Issuer or from any other source under the Transaction Documents or any Acknowledgment and Consent and all amounts payable under the Notes have been paid in full; provided, however, that the provisions of Sections 3.03 and 3.04 hereof shall survive any termination of this Insurance Agreement.

Section 4.02.  Obligations Absolute.

(a)           The obligations of the Issuer hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

(i)            any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Transaction Documents, the Notes or the Policies;

(ii)           any exchange or release of any other obligations hereunder;

(iii)          the existence of any claim, setoff, defense, reduction, abatement or other right that any of the Hertz Companies or the Issuer may have at any time against the Insurer or any other Person;

(iv)          any document presented in connection with either Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           any payment by the Insurer under a Policy against presentation of a certificate or other document that does not strictly comply with terms of the Policy;

(vi)          any failure of the Issuer to receive the proceeds from the sale of the Notes; or

(vii)         any breach by any of the Hertz Companies or the Issuer of any representation, warranty or covenant contained in any of the Transaction Documents.

(b)           The Issuer and any and all others who are now or may become liable for all or part of the obligations of the Issuer under this Insurance Agreement agree to be bound by this Insurance Agreement and:

(i)            to the extent permitted by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Transaction Document or by any extension or renewal thereof;

(ii)           waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest;

(iii)          waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Transaction Documents;

(iv)          waive all rights of abatement, diminution, postponement or deduction, or any defense other than payment, or to any right of setoff or recoupment arising out of any breach under any of the Transaction Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to any of the Hertz Companies or the Issuer;

(v)           agree that its liabilities hereunder shall, except as otherwise expressly provided in this Section 4.02, be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof

(vi)          agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii)         consent to any and all extensions of time that may be granted by the Insurer with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and

(viii)        consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

Section 4.03.  Assignments; Reinsurance; Third-Party Rights.

(a)           This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Issuer may not assign its rights under this Insurance Agreement, or delegate any of its duties hereunder, without the prior written consent of the Insurer; any assignment made in violation of this Insurance Agreement shall be null and void.

(b)           The Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policies upon such terms and conditions as it may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Insurer of any of its obligations hereunder or under the Policies.

(c)           In addition, the Insurer shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Transaction or the obligations of the Insurer in connection therewith any of its rights under the Transaction Documents or with respect to any real or personal property or other interests pledged to it, or in which it has a security interest, in connection with the Transaction.

(d)           In the event of an assignment of this Insurance Agreement and/or any Acknowledgment and Consent effected without the Issuer’s consent, the Issuer (and in the case of an assignment of an Acknowledgment and Consent, the affected Hertz Company or HGI), shall only be required to deal with the Insurer on all matters pertaining to the assigned agreement.

(e)           Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Owner, other than the Insurer against the Issuer, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Trustee nor any Owner shall have any right to payment from any Premiums paid or payable hereunder or under the Indenture or from any other amounts paid by any of the parties hereto or any Hertz Company pursuant to Sections 3.02, 3.03 or 3.04 hereof or any Acknowledgment and Consent.

Section 4.04.  Liability of the Insurer. Neither the Insurer nor or any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policies by the Trustee or for any acts or omissions of the Trustee in connection therewith; or the validity, sufficiency, accuracy or genuineness of documents delivered to the Insurer (or its Fiscal Agent or any other Person) in connection with any claim under either Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless an officer or employee of the Insurer with responsibility for the administration hereof shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Insurer (or its Fiscal Agent) may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 4.05.  Parties Will Not Institute Insolvency Proceedings. So long as this Agreement is in effect, and for one year and one day following its termination, and for a period of one year and one day following payment in full of all series of notes of the Issuer issued under the Base Indenture the parties hereto will not file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law against the Issuer.

Section 4.06.  Parties To Join in Enforcement Action. To the extent necessary to enforce any right of the Insurer in or remedy of the Insurer with respect to the Collateral, the parties hereto agree to join in any action initiated by the Insurer for the protection of such right or exercise of such remedy.

Section 4.07.  Further Assurances and Corrective Instruments. To the extent permitted by law, the parties hereto agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Insurer may request and as may be required in the Insurer’s judgment to carry into effect the purposes of this Insurance Agreement or to better assure and confirm to the Insurer its rights, powers and remedies hereunder.

Section 4.08.  Subrogation. To the extent of any payments under the Policies, MBIA shall be fully subrogated to any remedies against the Issuer or any Hertz Company available to the Trustee under its Indenture or any other Transaction Document. The Trustee acknowledges such subrogation and, further, agrees to execute such instruments prepared by the Insurer and to take such reasonable actions as are necessary to evidence such subrogation and to perfect the rights of the Insurer to receive any moneys paid or payable under the Indenture or any other Transaction Document.

ARTICLE V

DEFAULTS; REMEDIES

Section 5.01.  Defaults. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)           Any representation or warranty made by the Issuer hereunder or under the Transaction Documents, or in any certificate furnished hereunder or under the Transaction Documents, shall prove to be untrue or incomplete in any material respect as of the date made or deemed to be made;

(b)           The Issuer shall fail to pay within five (5) business days after the due date therefor any amount payable by the Issuer hereunder or a legislative body has enacted any law that declares or a court of competent jurisdiction shall find or rule that this Insurance Agreement, the Lease or the Indenture is not valid and binding on any of the Hertz Companies, the Issuer or the Trustee;

(c)           Any failure on the part of the Issuer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Issuer contained in this Insurance Agreement or in any other Transaction Document which continues unremedied for a period of 30 days with respect to this Insurance Agreement, or, with respect to any other Transaction Document, beyond any cure period provided for therein, after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Insurer (with a copy to the Trustee) or by the Trustee (with a copy to the Insurer);

(d)           A decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Issuer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days;

(e)           Any of the Hertz Companies or the Issuer shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to any of the Hertz Companies or the Issuer or of or relating to all or substantially all of the property of either;

(f)            Any of the Hertz Companies or the Issuer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

(g)           The occurrence and continuance, with respect to the Series 2005-1 Notes, of an Amortization Event, a Lease Event of Default, a Liquidation Event of Default or a Limited Liquidation Event of Default; or

(h)           The occurrence and continuance, with respect to the Series 2005-4 Notes, of an Amortization Event, a Lease Event of Default, a Liquidation Event of Default or a Limited Liquidation Event of Default.

Section 5.02.  Remedies; No Remedy Exclusive.

(a)           Upon the occurrence of an Event of Default, the Insurer may exercise any one or more of the rights and remedies set forth below:

(i)            declare all indebtedness of every type or description then owed by the Issuer to the Insurer to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii)           to the extent permitted by the Transaction Documents, exercise any rights and remedies of the Insurer under the Transaction Documents in accordance with the terms of the Transaction Documents or direct the Trustee to exercise such remedies in accordance with the terms of the Transaction Documents; or

(iii)          to the extent permitted by the Transaction Documents, take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due to the Insurer under this Insurance Agreement, the Indenture or any other Transaction Document.

(b)           Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Insurance Agreement, the Indenture, any other Transaction Document, any Acknowledgment and Consent or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement or the Indenture upon the happening of any event set forth in Section 5.01 hereof shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Insurer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.

Section 5.03.  Waivers.

(a)           No failure by the Insurer to exercise, and no delay by the Insurer in exercising, any right hereunder shall operate as a waiver thereof.

(b)           The Insurer shall have the right, to be exercised in its complete discretion, to waive any Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Insurer and delivered to the Issuer and the Trustee. Unless such writing provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

ARTICLE VI

MISCELLANEOUS

Section 6.01.  Amendments, Etc. This Insurance Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto. No act or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

Section 6.02.  Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or express mail or personally delivered or telecopied to the recipient as follows:

To the Insurer:      MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

Attention: Insured Portfolio Management –Structured Finance (IPM-SF) (Hertz Vehicle Financing LLC   Series 20051 Rental Car Asset Backed Notes)

Facsimile No.: (914) 765-3810

Confirmation No.: (914) 765-3781

(in each case in which notice or other communication to MBIA refers to an Event of Default, a claim on the Policies or with respect to which failure on the part of MBIA to respond shall be deemed to constitute consent or acceptance, then two copies of such notice or other communication should be sent, one to the attention of Insured Portfolio Management-Structured Finance and the other to the attention of the General Counsel of MBIA and each shall be marked to indicate “URGENT MATERIAL ENCLOSED.”)

To the Issuer:       Hertz Vehicle Financing LLC

225 Brae Boulevard

Park Ridge, NJ 07656

Attention: Treasury Department

Facsimile No.: (201) 307-2746

Confirmation No.: (201) 307-2000

To the Trustee:     BNY Midwest Trust Company

2 La Salle Street, Suite 1020

Chicago, 1L 60602

Attention: Structured Finance Group

Facsimile No.: (312) 827-8562

Confirmation No.: (312) 827-8569

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt.

Section 6.03.  Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

Section 6.04.  Governing Law. THIS INSURANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

Section 6.05.  Consent to Jurisdiction.

(a)           The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Transaction Documents or the transactions contemplated thereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

(b)           To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(c)           Except as provided in Section 4.05, nothing contained in this Insurance Agreement shall limit or affect the Insurer’s right to serve process in any manner permitted by law or to start legal proceedings relating to any of the Transaction Documents against any of the Hertz Companies or the Issuer or its or their property in the courts of any jurisdiction.

Section 6.06.  Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section 6.07.  Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation. Unless otherwise indicated, all references to Articles and Sections in this Insurance Agreement refer to the corresponding Articles and Sections of this Insurance Agreement.

Section 6.08.  Trial by Jury Waived. Each party hereto hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with any of the Transaction Documents or any of the transactions contemplated thereunder. Each party hereto (a) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into the Transaction Documents to which it is a party by, among other things, this waiver.

Section 6.09.  Limited Liability. No recourse under this Insurance Agreement shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate, member or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of this Insurance Agreement or either Policy, it being expressly agreed and understood that this Insurance Agreement is solely a corporate or limited liability company obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate, shareholder or member for breaches by any party hereto of any obligations under this Insurance Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

Section 6.10.  Entire Agreement. This Insurance Agreement and the Policies set forth the entire agreement between the parties with respect to the subject matter thereof, and this Insurance Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

Section 6.11.  Certain Opinions. The Issuer shall cause to be addressed to and delivered to the Insurer in respect of each new Class A Letter of Credit, legal opinions in substantially the form delivered on the Date of Issuance with respect to the initial Class A Letters of Credit.

Section 6.12.  Certain Definitions. Any change in the definition of the following terms in the Definitions List attached as Schedule 1 to the Base Indenture (including any change in the definition of any term used in any such definition), any change in any Agreement relating to MBIA shall require the consent of the Insurer: “Aggregate Asset Amount,” “Aggregate Asset Amount Deficiency,” “Eligible Manufacturer Program,” “Eligible Manufacturer, “Eligible Program Manufacturer,” “Ineligible Asset Amount,” “Limited Liquidation Event of Default,” “Liquidation Event of Default,” “Manufacturer Event of Default” and “Manufacturer Program.”

Section 6.13.  Eligible Program Manufacturer. No Person who is not an Eligible Program Manufacturer on the date hereof shall be an Eligible Program Manufacturer for any purpose under the Transaction Documents unless, at any time of determination, such Person has a long-term unsecured debt rating of at least “BBB-” from S&P and “Baa3” from Moody’s and unless otherwise agreed to by Fitch, “BBB-” from Fitch, and has been previously approved by the Insurer, such approval not to be unreasonably withheld or delayed.

Section 6.14.  Series 2005-1 and Series 2005-4 Rating Agency Condition. No action which is subject to the satisfaction of the Series 2005-1 Rating Agency Condition or the Series 2005-4 Rating Agency Condition shall be taken or become effective without the prior written consent of the Insurer (such consent not to be unreasonably withheld or delayed) unless each Rating Agency shall have notified the Insurer that such action will not result in a reduction or withdrawal of the ratings of the related Notes without giving effect to the related Policy.

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In Witness Whereof, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

MBIA Insurance Corporation
as an Insurer

By	/s/ Stephanie Taylor Ciavarello
Name	Stephanie Taylor Ciavarello
Title	Assistant Secretary

Hertz Vehicle Financing LLC
as Issuer

By	/s/ Robert H. Rillings
Name	Robert H. Rillings
Title	Vice President and Treasurer

BNY Midwest Trust Company
as Trustee

By	/s/ Eric A. Lindahl
Name	Eric A. Lindahl
Title	Vice President